eHealthInsurance Services, Inc.
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into as of February 20, 2020 (“Effective Date”) by and between eHealthInsurance Services, Inc., a Delaware corporation having its principal place of business in Santa Clara, California, its parent company, subsidiaries, affiliates, successors or assigns (together the “Company”), and Robert Hurley, an individual (“Hurley”).
1. Employment Status.  Hurley hereby resigns his present position of employment with the Company effective as of March 1, 2020 (the “Separation Date”) and will become a part-time employee with the title of Licensed Writing Agent effective immediately after the Separation Date. Hurley agrees that he will no longer be an executive officer of the Company after the Separation Date and will not sign any documents or contracts on behalf of the Company unless specifically requested to do so by the Company. This Agreement shall govern the terms and conditions of Hurley’s employment with the Company after the Separation Date.
2. Services and Compensation.
(a) Services. In Hurley’s new role as Licensed Writing Agent, Hurley will be providing services to the Company equal to 20% or less of the average level of services of the Company performed by Hurley over the thirty-six (36) month period immediately preceding the Separation Date. Hurley agrees to perform any and all tasks reasonably requested by the Company to transition his duties to his successor(s) within the Company subject to the limitations set forth in the preceding sentence (the “Services”). Hurley shall maintain his health insurance licenses, appointments and certifications to the extent requested by the Company.
(b) Administration of the Services. The parties do not currently anticipate that the Services performed by Hurley will exceed eight (8) hours per week. Notwithstanding the foregoing sentence, there is no minimum time expected on a per week or per month basis. Hurley understands and agrees that he shall not perform Services for more than eight (8) hours in any given week without the express written authorization of the Company’s Chief Executive Officer. Hurley will reasonably determine the amount of time necessary to ensure timely and professional completion of the Services. The means and methods utilized by Hurley in performing the Services shall be consistent with the Company’s requests and business needs.
(c) Compensation. In exchange for the Services, the Company will pay Hurley an annual base salary of $65,000, less applicable deductions and withholdings, payable bi-weekly in accordance with the Company’s standard payroll practices. The parties acknowledge that Hurley is a participant of the Company’s 2019 Executive Bonus Program. The determination of the amount Hurley receives under 2019 Executive Bonus Program shall be subject to the terms and provisions of the 2019 Executive Bonus Program, and any such amount, if any, shall be paid at the same time as bonuses are paid out to the other participants under the 2019 Executive Bonus Program, which is scheduled to be no later than March 15, 2020. In addition, Hurley is eligible for a discretionary bonus with a target of up to 60% of his base salary, subject to Hurley’s performance as determined by the Company in its sole discretion.

(d) Benefits. Hurley will not be eligible for any Company benefits as of the Separation Date. The Company will continue to pay the premiums for Hurley’s medical, dental and vision insurance through March 31, 2020, but participation in 401(k) plan, flexible savings accounts, life and disability insurance and all other benefits will cease as of the Separation Date. In addition, Hurley and the Company agree and acknowledge that since Hurley resigned his current position of employment with the Company, Hurley is not entitled to any severance benefits under the terms the severance agreement dated July 15, 2016 (the “Severance Letter”). The parties further acknowledge that the Severance Letter shall terminate and be of no further force and effect as of the Separation Date.
(e) Equity Awards. Hurley and the Company acknowledge and agree that all equity awards previously granted to Hurley will continue to be governed by the terms of the Company’s 2014 Equity Incentive Plan or 2006 Equity Incentive Plan and any applicable Notice of Grant and/or Restricted Stock Unit Agreement governing the applicable equity award, including any applicable vesting conditions and continuing Service (as defined therein) requirements. For purpose of stock deferral elections executed by Hurley, the parties acknowledge that a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h)(1) has occurred as of the Separation Date. All deferred restricted stock units that have been vested prior to the Separation Date will be released to Hurley six months and one day after the Separation Date, less applicable deductions and withholdings. All deferred restricted stock units that have not been vested prior to the Separation Date will continue to be governed by the terms and conditions of applicable award agreements and will no longer be subject to the terms of the deferral elections.
(f) Expenses. The Company shall reimburse Hurley for all reasonable expenses incurred by Hurley in performing Services pursuant to this Agreement, provided Hurley receives prior written consent from the Company’s Chief Executive Officer prior to incurring such expenses.
3. Term; Termination.
(a) Term. This Agreement will commence on the Effective Date and will continue until the transition of Hurley’s status as a Company licensed writing agent to another employee of the Company for all required insurance carriers is completed, as determined by the Company in its sole discretion (the “Termination Date”).
(b) Termination. The Company may terminate Hurley’s employment with or without cause or notice prior to the Termination Date. Hurley may terminate this Agreement for a material breach of this Agreement upon 30 days written notice to the Company, provided that such breach is not cured by the Company within such 30-day period. Upon termination of this Agreement, all rights and duties of the parties toward each other shall cease except: (i) Hurley shall return any Company property in Hurley’s possession (including Company documents); and (ii) Sections 1 (Employment Status), 4 (Confidential Information), 6 (Indemnification) and 8-10 (various general provisions) shall survive the expiration or termination of this Agreement.
4. Confidential Information. Sections 1, 2, 3, 4, 5, 6, 8 and 9 of the Proprietary Information and Inventions Agreement executed by Hurley on April 6, 1999 (the “Proprietary Agreement”) are incorporated herein by reference. Such Sections shall survive the termination or expiration of this Agreement, shall govern over any inconsistent terms, and may only be modified in a written agreement signed by the Chief Executive Officer of the Company. Hurley agrees that he will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity, and that Hurley will not bring onto the premises of the Company any confidential, proprietary or trade secret information, documents or materials belonging to any such employer, person or entity, unless previously consented to in writing by such employer, person or entity and the Company’s Chief Executive Officer. Hurley will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of, in connection with or anticipated to result from a violation of this Section 4 or any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Hurley under this Agreement.
5. Conflicting Engagement. The Company understands and agrees that Hurley may work and/or perform services for other entities or persons during the term of this Agreement, subject to the terms of this Section 5. Hurley certifies that Hurley has no outstanding agreement or obligation that is in conflict or may conflict with any of the provisions of this Agreement and Hurley will not enter into any such conflicting agreement during the term of this Agreement. Hurley agrees that, during the term of this Agreement, Hurley will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is involved during the term of this Agreement, if such engagement would in any manner damage the Company or its business, assets or prospects.
6. Indemnification. In accordance with and subject to the limitations of the Indemnification Agreement entered into by Hurley and Company as of May 23, 2007 (the “Indemnification Agreement”), the Company hereby agrees to indemnify, defend and hold harmless Hurley in accordance with the terms of the Indemnification Agreement.
7. Representations. Hurley agrees to execute any proper oath or verify any proper document, and to execute and deliver all such other and additional instruments and documents and to perform all such other acts and things, as may be required to carry out the terms of this Agreement.
8. Notices. Any notices given under this Agreement shall be in writing, addressed as shown below or at such other address specified by written notice. Notices shall be deemed given upon delivery if personally delivered, three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or within 48 hours after delivery to an overnight courier service.
9. Arbitration and Equitable Relief.
(a) Arbitration. Except as provided in Section 9(b) below, the Company and Hurley agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Jose, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on both the Company and the undersigned

Hurley. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Hurley shall each pay one-half of the costs and expenses of such arbitration, and each of Company and Hurley shall separately pay its own counsel fees and expenses.
(b) Equitable Remedies. Hurley agrees that it would be impossible or inadequate to measure and calculate the damages from any breach of Section 4 (Confidential Information) herein. Accordingly, Hurley agrees that if Hurley breaches such Section, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.
10. General Provisions
(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without reference to conflict of law principles.
(b) Entire Agreement. Subject to the terms of this Agreement, this Agreement, the Proprietary Agreement, the Indemnification Agreement, and any applicable Equity Incentive Plan or equity award agreement, set forth the entire agreement and understanding between the Company and Hurley relating to the subject matter herein and merges all prior discussions between Company and Hurley. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Chief Executive Officer of the Company.
(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d) Successors and Assigns. This Agreement will be binding upon Hurley’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by Hurley without the express written consent of the Company.

Robert Hurley		eHealthInsurance Services, Inc.

/s/ Robert S. Hurley		/s/ Scott N. Flanders
[signature]		[signature]

Address: 9200 Purdy Lane	Name:	Scott N. Flanders
Granite Bay, CA 95746	Title:	CEO

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